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                                                    EXHIBIT NO. 12
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                          PREFERRED DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES

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                                                                ------------------------------------------------------------------
                                                                                    Years Ended December 31,
                                                                ------------------------------------------------------------------

                                                                     1997         1996         1995         1994          1993
                                                                     ----         ----         ----         ----          ----
                                                                                     (Thousands of Dollars)
Earnings, as defined:
  Net income                                                    $    388,317  $   391,277  $   372,604  $   313,167  $    346,496
  Fixed charges, as below                                            193,632      204,593      226,833      213,821       237,098
  Income taxes, as below                                             225,340      247,405      232,046      180,518       181,653
                                                                ============= ============ ============ ============ =============
    Total earnings, as defined                                  $    807,289  $   843,275  $   831,483  $   707,506  $    765,247
                                                                ============= ============ ============ ============ =============
                                                                ============= ============ ============ ============ =============

Fixed Charges, as defined:
  Interest on long-term debt                                    $    163,468  $   172,622  $   187,397  $   183,891  $    205,182
  Other interest                                                      18,743       19,155       25,896       16,119        16,419
  Imputed interest factor in rentals-charged
    principally to operating expenses                                 11,421       12,816       13,540       13,811        15,497
                                                                ============= ============ ============ ============ =============
    Total fixed charges, as defined                             $    193,632  $   204,593  $   226,833  $   213,821  $    237,098
                                                                ============= ============ ============ ============ =============
                                                                ============= ============ ============ ============ =============

Earnings Before Income Taxes                                    $    613,657  $   638,682  $   604,650  $   493,685  $    528,149
                                                                ============= ============ ============ ============ =============

Ratio of Earnings Before Income Taxes to Net Income                     1.58         1.63         1.62         1.58          1.52

Income Taxes:
  Included in operating expenses                                $    252,897  $   269,477  $   258,927  $   198,238  $    189,535
  Included in other income:
    Income tax expense (credit)                                      (19,332)     (13,847)     (18,541)      (9,425)          392
    Included in AFUDC - deferred taxes in nuclear
       fuel amortization and book depreciation                        (8,225)      (8,225)      (8,340)      (8,295)       (8,274)
                                                                ============= ============ ============ ============ =============
    Total income taxes                                          $    225,340  $   247,405  $   232,046  $   180,518  $    181,653
                                                                ============= ============ ============ ============ =============

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements                               $      6,052  $     9,609  $     9,609  $     9,609  $      9,609
  Portion deductible for income tax purposes                            (312)        (312)        (312)        (312)         (312)
                                                                ------------- ------------ ------------ ------------ -------------
  Preferred dividend requirements not deductible                $      5,740  $     9,297  $     9,297  $     9,297  $      9,297
                                                                ============= ============ ============ ============ =============

Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      earnings before income taxes to net income                $      9,069  $    15,154  $    15,061  $    14,689  $     14,131
    Preferred dividends deductible for income taxes                      312          312          312          312           312
    Fixed charges, as above                                          193,632      204,593      226,833      213,821       237,098
                                                                ------------- ------------ ------------ ------------ -------------
      Total fixed charges and preferred dividends combined      $    203,013  $   220,059  $   242,206  $   228,822  $    251,541
                                                                ============= ============ ============ ============ =============

Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined                                                    3.98         3.83         3.43         3.09          3.04

Ratio of Earnings to Fixed Charges                                      4.17         4.12         3.67         3.31          3.23


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